UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): June 16, 2008
COMPELLENT TECHNOLOGIES, INC.
(Exact name of registrant as specified in its charter)
Delaware
(State or other jurisdiction of incorporation)

001-33685 (Commission File Number)	37-1434895 (IRS Employer Identification No.)
7625 Smetana Lane
Eden Prairie, MN 55344
(Address of principal executive offices, including Zip Code)
Registrant’s telephone number, including area code: (952) 294-3300
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers
     On June 16, 2008, Compellent Technologies, Inc. entered into an executive employment agreement with John R. Judd, our Chief Financial Officer, and amended and restated executive employment agreements with Philip E. Soran, our Chairman, President and Chief Executive Officer, John P. Guider, our Chief Operating Officer and a director of the company, and Lawrence E. Aszmann, our Chief Technology Officer. The following is a summary of the material terms and conditions of these agreements. The definitions of “change in control,” “good reason” and “without cause” referenced below are contained in the respective executive employment agreements, which are filed as exhibits to this Current Report on Form 8-K.
Executive Employment Agreement with John R. Judd
     Under the terms of our executive employment agreement with Mr. Judd, Mr. Judd’s base salary was set at $225,000 for 2008. Mr. Judd remains an “at-will” employee and his employment with us may be terminated by us or Mr. Judd at any time. Pursuant to this executive employment agreement, Mr. Judd is entitled to participate in our cash incentive program and our general employee benefit plans in accordance with the terms and conditions of such plans.
     Mr. Judd is also entitled to certain severance and change in control benefits if he is terminated without cause or resigns for good reason. If Mr. Judd is terminated without cause or resigns for good reason, he will be entitled to a lump sum payment equal to six months of his current base salary and six months of continued health insurance coverage. Additionally, if such termination occurs within three months prior to or 18 months following a change in control of the company, then the vesting of Mr. Judd’s outstanding and unvested equity awards under the 2007 Equity Incentive Plan and 2002 Stock Option Plan will accelerate in full. Mr. Judd’s executive employment agreement with us also contains a “best after tax” provision in the event that Mr. Judd’s compensation in connection with a change in control of the company is subject to excise tax under the Internal Revenue Code of 1986, as amended. Pursuant to such provision, Mr. Judd shall be entitled to the “best after tax” result in connection with any payments or benefits received by him from us in connection with a change in control.
     In exchange for the benefits under this agreement, for a period of six months after his termination of employment, Mr. Judd will also be subject to certain restrictions on competition with us and on the solicitation of our employees, customers and clients. The benefits under this agreement are also subject to Mr. Judd’s execution of a binding general release of claims against us following termination. This agreement will automatically terminate on May 1, 2010 if not terminated earlier or renewed prior to such date.
     The foregoing description of the executive employment agreement is subject to and qualified in its entirety by the agreement, which is filed as an exhibit to this Current Report on Form 8-K.
Amended and Restated Executive Employment Agreements with Philip E. Soran, John P. Guider and Lawrence E. Aszmann
     On June 16, 2008, we also entered into amended and restated executive employment agreements with each of Messrs. Soran, Guider and Aszmann. The material changes to these executives’ existing executive employment agreements are as follows:
•	The definition of “good reason” was expanded to include the failure of an acquirer of the company to assume the amended and restated executive employment agreements. Each executive will be entitled to six months of his then current base salary and six months of continued health insurance coverage in the event an acquirer of the company fails to assume the agreements, subject to the execution of a binding general release of claims against us following termination.

•	If the executive is terminated without cause or resigns for good reason within three months prior to or 18 months following a change in control of the company, then the vesting of his outstanding and unvested equity awards under the 2007 Equity Incentive Plan and 2002 Stock Option Plan will accelerate in full.

•	In the event an executive’s compensation in connection with a change in control of the company is subject to an excise tax under the Internal Revenue Code of 1986, as amended, such executive will be entitled to the “best after tax” result in connection with any payments or benefits received by him from us in connection with such change in control.
The other material terms of these amended and restated executive employment agreements remain consistent with each of these individuals’ previous executive employment agreements with us.
     The foregoing description of the material changes to the amended and restated executive employment agreements is subject to and qualified in its entirety by the agreements themselves, which are filed as exhibits to this Current Report on Form 8-K.
Item 9.01 Financial Statements and Exhibits.
(d) Exhibits

Exhibit	Description
10.09	Employment Agreement, by and between Compellent Technologies, Inc. and Philip E. Soran, dated June 16, 2008.

10.10	Employment Agreement, by and between Compellent Technologies, Inc. and John P. Guider, dated June 16, 2008.

10.11	Employment Agreement, by and between Compellent Technologies, Inc. and Lawrence E. Aszmann, dated June 16, 2008.

10.13	Employment Agreement, by and between Compellent Technologies, Inc. and John R. Judd, dated June 16, 2008.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Compellent Technologies, Inc.
Date: June 18, 2008	By:	/s/ John R. Judd
John R. Judd
Chief Financial Officer

EXHIBIT INDEX

Exhibit	Description
10.09	Employment Agreement, by and between Compellent Technologies, Inc. and Philip E. Soran, dated June 16, 2008.

10.10	Employment Agreement, by and between Compellent Technologies, Inc. and John P. Guider, dated June 16, 2008.

10.11	Employment Agreement, by and between Compellent Technologies, Inc. and Lawrence E. Aszmann, dated June 16, 2008.

10.13	Employment Agreement, by and between Compellent Technologies, Inc. and John R. Judd, dated June 16, 2008.